DA CONSULTING FILES CHAPTER 7

     HOUSTON--Dec. 29, 2003--DA Consulting Group Inc. (OTCBB:DACG) announced it has filed a voluntary petition under Chapter 7 of the United States Bankruptcy Code for it and its United States subsidiary. The subsidiaries of the Company which are not organized under the laws of the United States, including its subsidiaries organized in the United Kingdom, Australia and Canada, have not filed petitions under the Bankruptcy Code and their assets are not subject to the Chapter 7 case of the Company.

     The Company will end the year with a revenue decline and is anticipating further decline in the first quarter of 2004. The Company, already weak from declining revenue and losses in the last four fiscal years, could not survive further decline as an international publicly held company.

     The Company's revenue declined 23% in the first three quarters of 2003 reflecting industry trends. Revenue declined 27% in the third quarter ending September 2003. Revenue is estimated to decline in both the fourth quarter 2003 and further declines are forecast for 2004.

     The Company was unable to complete merger and sale transactions it had been pursuing due to rapidly declining revenue and unpredictable future revenue.


CONTACT:
DA Consulting Group Inc., Houston
Dennis Fairchild, 713-361-3000




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